CACI ACTS TO ENSURE PENGUIN PRESS ADHERES TO COMMITMENTS TO CORRECT ERROR IN PUBLISHER’S NEW BOOK ABOUT GUANTANAMO BAY
False Statements About CACI, Authors’ Failure to Check Facts Threatens
Company’s Reputation

Arlington, Va., May 4, 2005 - CACI International Inc (NYSE: CAI) announced today that it will closely monitor efforts by Penguin Press to correct a damaging misstatement about CACI in the just-released book, “Inside the Wire.” Penguin Press, the book’s publisher, has publicly acknowledged that the book includes an erroneous statement about CACI in connection with interrogation activities at Guantanamo Bay, Cuba. A copy of Penguin’s statement acknowledging the error can be found on PR Newswire’s website at http://www.prnewswire.com/ search under PENGUIN PRESS.

CACI remains concerned that the nation’s book stores will continue to display and sell copies of this book that erroneously says that interrogators employed by CACI were present at Guantanamo Bay, Cuba. At the request of the U.S. Army, CACI has and continues to provide interrogation services in Iraq. But it has never provided interrogation services at Guantanamo, in Afghanistan or any venue other than Iraq.

While Penguin has agreed to distribute erratum slips for insertion into the book, CACI is concerned that a significant number of books already have been sold or will be sold without the erratum sheet. Indeed, in random checks at local Washington, D.C. area bookstores, CACI confirmed that copies are being sold without the erratum sheet.

Continued dissemination of the false statement about CACI poses a threat to the company’s reputation. CACI calls upon all outlets engaged in distributing the book to refrain from selling the book until the erratum sheets have been received and inserted. The erroneous reference to CACI appears on page 191 and is immediately followed by discussion of the two unnamed civilian contract interrogators. The initial error makes it wrongly appear that these civilians were CACI employees. They were not.

CACI is also profoundly disturbed by the failure of co-authors Erik Saar and Viveca Novak to contact CACI to check information about the company before including it in their book. Had they bothered to perform this basic fact checking, they could have avoided this extremely damaging error.

“The authors did not do their homework. Had they called us to check their facts, they would have known that we never provided interrogators at Guantanamo Bay,” CACI Chairman and CEO Jack London said.

“My first concern is CACI and its reputation. We will guard it vigilantly against unfair, distorted or false statements.

“Our continuing concern is that potentially thousands of people are going to read this book and come away with false impressions of CACI,” London added.

London also noted that over the past year, CACI has withstood substantial and continuing scrutiny of interrogation and other services it provided to assist the U.S. Army in Iraq. The company has cooperated with all official investigations into alleged prisoner abuse in Iraq and also provided a constant flow of public information about its work in that country. That information, provided through news releases, public teleconferences and still posted in a special section on the company’s public Web site, made clear that CACI did not provide interrogation services anywhere other than Iraq.

The results of official inquiries have demonstrated that some initial allegations about alleged misconduct by a CACI employee in Iraq were significantly overstated at great harm to the company and its employees. CACI notes that no company employee has been formally charged with any wrongdoing despite more than a year of investigations.

“We remain proud of the work CACI people have done and continue to do in Iraq to support the U.S. military in its efforts to bring freedom and stability to that country. We also are proud of the public way in which we have addressed the allegations,” London said.

“Throughout the past year, CACI has answered every question about interrogation services in every forum. We have done everything that we know how to get the facts out. But we have been constantly disappointed by the mistakes and distortions of those who report about these matters. This is just one more example,” London added.

CACI International Inc provides the IT and network solutions needed to prevail in today’s new era of defense, intelligence, and e-government. From systems integration and managed network solutions to knowledge management, engineering, simulation, and information assurance, we deliver the IT applications and infrastructures our federal customers use to improve communications and collaboration, secure the integrity of information systems and networks, enhance data collection and analysis, and increase efficiency and mission effectiveness. Our solutions lead the transformation of defense and intelligence, assure homeland security, enhance decision-making, and help government to work smarter, faster, and more responsively. CACI, a member of the Russell 2000 and S&P SmallCap 600 indices, provides dynamic careers for approximately 9,500 employees working in over 100 offices in the U.S. and Europe. CACI is the IT provider for a networked world. Visit CACI on the web at www.caci.com.

There are statements made herein which do not address historical facts and, therefore could be interpreted to be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. The factors that could cause actual results to differ materially from those anticipated include, but are not limited to, the following: regional and national economic conditions in the United States and the United Kingdom, including conditions that result from terrorist activities or war; failure to achieve contract awards in connection with recompetes for present business and/or competition for new business; the risks and uncertainties associated with client interest in and purchases of new products and/or services; continued funding of U.S. Government or other public sector projects in the event of a priority need for funds, such as homeland security, the war on terrorism or rebuilding Iraq; government contract procurement (such as bid protest, small business set asides, etc.) and termination risks; the results of government investigations into allegations of improper actions related to the provision of services in support of U.S. military operations in Iraq; the results of the appeal of CACI International Inc ASBCA No. 53058; individual business decisions of our clients; paradigm shifts in technology; competitive factors such as pricing pressures and/or competition to hire and retain employees(particularly those with security clearances); material changes in laws or regulations applicable to our businesses, particularly in connection with (i) government contracts for services, (ii) outsourcing of activities that have been performed by the government, and (iii) competition for task orders under Government Wide Acquisition Contracts (“GWACs”) and/or schedule contracts with the General Services Administration; our own ability to achieve the objectives of near term or long range business plans; and other risks described in the company’s Securities and Exchange Commission filings.

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For other information contact:
Jody Brown, Executive Vice President, Public Relations
(703) 841-7801, jbrown@caci.com